Exhibit 99.1

STANDARD & POOR’S RATINGS SERVICES REACHES SETTLEMENTS WITH SEC AND ATTORNEYS GENERAL OF NEW YORK AND MASSACHUSETTS

NEW YORK, January 21, 2015 – Standard & Poor’s Ratings Services (S&P Ratings), a business unit of McGraw Hill Financial, Inc. (NYSE: MHFI), today announced it has reached a settlement with the U.S. Securities and Exchange Commission (SEC) to resolve the SEC’s investigation into six U.S. conduit/fusion commercial mortgage-backed securities (CMBS) transactions rated by S&P Ratings in 2011 and two additional U.S. conduit/fusion CMBS transactions from that period, the subject of a Wells Notice received and disclosed by S&P Ratings in July 2014.  S&P Ratings also reached settlements with the Attorneys General of New York and Massachusetts to resolve investigations into the same matters.  In addition, S&P Ratings reached settlements with the SEC regarding descriptions in its 2012 CMBS criteria of credit enhancement levels and analyses contained in a related article published in 2012 regarding Depression Era data, as well as the application of loss severity assumptions in its surveillance of certain U.S. RMBS transactions.  S&P Ratings did not admit or deny the charges in these settlements.  These settlements are final and are not subject to court approval.

The settlements do not affect any outstanding S&P Ratings credit ratings or the manner in which S&P Ratings conducts credit analysis under the relevant criteria.  Under the terms of the settlements with the SEC, S&P Ratings will pay a total of $58 million to the SEC.  S&P Ratings has also agreed to take a “time-out” from issuing ratings on new U.S. conduit/fusion CMBS transactions until January 21, 2016, including engaging in any marketing activity related thereto.  S&P Ratings will continue to rate all other types of CMBS transactions and provide surveillance of outstanding CMBS ratings, including U.S. conduit/fusion ratings.  Under the terms of the settlements with New York and Massachusetts, S&P Ratings will pay a total of $19 million to these states.

S&P Ratings is pleased to have concluded these matters.  It takes compliance with regulatory obligations very seriously and continues to make investments in people and technology to strengthen its controls and risk management throughout the organization.  S&P Ratings is committed to providing the highest quality independent credit risk research and benchmarks to foster economic development and growth.

Contacts:

Catherine Mathis
Senior Vice President, Marketing & Communications
(212) 438-6720 (Office)
catherine.mathis@standardandpoors.com

Chip Merritt
Vice President, Investor Relations
(212) 512-4321 (Office)
chip.merritt@mhfi.com